EXHIBIT 99.1

SMTC Reports First Quarter Results

  Reports revenue of $48.7 million, a 16.0% decline compared to $58.0 million in the prior year.
  Reports $1.4 million or 2.9% in adjusted EBITDA, a 14.2% increase compared to prior year of $1.2 million or 2.1%.
  Reports gross profit of 7.4% compared to 8.1% in the prior year. When excluding the effects of the unrealized portion of foreign exchange on derivative financial instruments, gross profit was 8.1% compared to 7.7% in the prior year.
  Reports net loss of $0.4 million compared to net loss of $0.8 million in the prior year, reflecting continued operating improvement.
  Positive cash flow from operations of $1.8 million compared to $1.4 million in the prior year.
  Debt, net of cash of $16.4 million, lowest level since Q2, 2011.

TORONTO, April 28, 2015 (GLOBE NEWSWIRE) -- SMTC Corporation (Nasdaq:SMTX) ("SMTC"), a global electronics manufacturing services provider, today announced first quarter 2015 unaudited results.

Revenue for the first quarter was $48.7 million compared to $58.0 million in the prior year. As mentioned in previous earnings calls, decreased revenue was due to reduced volumes from two large prior customers. This was partially offset by increased revenues from existing customers and a new customer.

Chief Executive Officer Sushil Dhiman stated, "While our first quarter revenue declined from the prior year, I expect to see growth from both existing and new customers driving improved revenue and factory utilization for the remainder of 2015. We are optimistic regarding our pipeline of potential new customers going forward, as the late stage customer pipeline is up versus last year."

Net loss was reduced to $0.4 million compared to a net loss of $0.8 million in the prior year. When excluding the effects of the unrealized portion of foreign exchange on derivative financial instruments, the net loss was $0.1 million compared to a net loss of $1.0 million in the first quarter of the prior year, despite the significant decrease in revenue compared to the prior year.

Chief Financial Officer Jim Currie stated, "Our cost reduction initiatives allows us to achieve an improved bottom line compared to the prior year despite lower revenue."

Please note that certain figures presented for the first quarter of 2014 have been revised from those previously issued. Please refer to Note 2 in our March 29, 2015 Form 10Q for further details.

Non-GAAP information

Adjusted EBITDA is a non-GAAP measure. Adjusted EBITDA is computed as net income from continuing operations excluding depreciation, restructuring charges, unrealized foreign exchange gains/losses on derivative financial instruments, stock based compensation, interest and income tax expense. Commencing in the first quarter of 2015, management has expanded the definition of adjusted EBITDA to exclude stock based compensation which is consistent with the definition as recognized by our lender and therefore management utilizes this to monitor compliance with bank covenants. SMTC Corporation has provided in this release a non-GAAP calculation of adjusted EBITDA as supplemental information regarding the operational performance of SMTC's core business. A reconciliation of adjusted EBITDA to net earnings (loss) is included in the attachment. Management uses this non-GAAP financial measure internally in analyzing SMTC's financial results to assess operational performance and liquidity as well as to provide a consistent method of comparison to historical periods and to the performance of competitors and peer group companies. SMTC believes that both management and investors benefit from referring to this non-GAAP financial measure in assessing SMTC's performance and when planning, forecasting and analyzing future periods. SMTC believes this non-GAAP financial measure is useful to investors because it allows for greater transparency with respect to key financial metrics we use in making operating decisions and because investors and analysts use it to help assess the health of our business. Non-GAAP measures are subject to limitations as these measures are not in accordance with, or an alternative for, Generally Accepted Accounting Principles and may be different from non-GAAP measures used by other companies. Because of these limitations, investors should consider adjusted EBITDA and adjusted gross profit along with other financial performance measures, including revenue, gross profit and net income, as reflected in SMTC's consolidated financial statements prepared in accordance with US GAAP.

Note for Investors: The statements contained in this release that are not purely historical are forward-looking statements which involve risk and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These statements may be identified by their use of forward-looking terminology such as "believes," "expect," "may," "should," "would," "will," "intends," "plans," "estimates," "anticipates" and similar words, and include, but are not limited to, statements regarding the expectations, intentions or strategies of SMTC. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Risks and uncertainties that may cause future results to differ from forward looking statements include the challenges of managing quickly expanding operations and integrating acquired companies, fluctuations in demand for customers' products and changes in customers' product sources, competition in the EMS industry, component shortages, and others risks and uncertainties discussed in SMTC's most recent filings with the SEC. The forward-looking statements contained in this release are made as of the date hereof and SMTC assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

About SMTC Corporation: SMTC Corporation, founded in 1985, is a mid-size provider of end-to-end electronics manufacturing services (EMS) including PCBA production, systems integration and comprehensive testing services, enclosure fabrication, as well as product design, sustaining engineering and supply chain management services. SMTC facilities span a broad footprint in the United States, Mexico, and China, with approximately 1,290 employees. SMTC services extend over the entire electronic product life cycle from the development and introduction of new products through to the growth, maturity and end-of-life phases. SMTC offers fully integrated contract manufacturing services with a distinctive approach to global original equipment manufacturers (OEMs) and emerging technology companies primarily within industrial, computing and communication market segments. SMTC is a public company incorporated in Delaware with its shares traded on the Nasdaq National Market System under the symbol SMTX. For further information on SMTC Corporation, please visit our website at www.smtc.com (http://www.smtc.com/).

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Consolidated Statements of Operations and Comprehensive Loss
(Unaudited)
	Three months ended
		Note 1
(Expressed in thousands of U.S. dollars, except number of shares and per share amounts)	March 29, 2015	March 30, 2014

Revenue	$ 48,714	$ 58,023
Cost of sales	45,086	53,312
Gross profit	3,628	4,711
Selling, general and administrative expenses	3,665	4,243
Restructuring charges	--	670
Operating loss	(37)	(202)
Interest expense	310	394
Loss before income taxes	(347)	(596)
Income tax expense
Current	172	180
Deferred	(95)	3
	77	183
Net loss, and comprehensive loss	$ (424)	$ (779)

Basic loss per share	$ (0.03)	$ (0.05)
Diluted loss per share	$ (0.03)	$ (0.05)

Weighted average number of shares outstanding
Basic	16,417,276	16,417,270
Diluted	16,417,276	16,417,270

Note 1: Revised from amounts previously filed to adjust for prior period errors. More information is included in our Quarter Report on Form 10-Q.

Consolidated Balance Sheets
(Unaudited)
		Note 1
(Expressed in thousands of U.S. dollars)	March 29, 2015	December 28, 2014
Assets

Current assets:
Cash	$ 5,172	$ 5,447
Accounts receivable - net	26,060	31,024
Inventories	34,806	31,590
Prepaid expenses and other assets	2,087	2,135
Income taxes receivable	335	359
Deferred income taxes - net	523	428
	68,983	70,983
Property, plant and equipment - net	17,054	17,590
Deferred financing costs - net	82	90
	$ 86,119	$ 88,663

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable	$ 28,189	$ 29,425
Accrued liabilities	7,424	7,080
Derivative liabilities	3,021	2,703
Income taxes payable	409	449
Revolving credit facility	20,131	21,370
Current portion of capital lease obligations	833	980
	60,007	62,007
Capital lease obligations	656	866

Shareholders' equity:
Capital stock	390	390
Additional paid-in capital	264,086	263,996
Deficit	(239,020)	(238,596)
	25,456	25,790
	$ 86,119	$ 88,663

Note 1: Revised from amounts previously filed to adjust for prior period errors. More information is included in our Quarter Report on Form 10-Q.

Consolidated Statements of Cash Flows
(Unaudited)
	Three months ended
(Expressed in thousands of U.S. dollars)		Note 1
Cash provided by (used in):	March 29, 2015	March 30, 2014
Operations:
Net loss	$ (424)	$ (779)
Items not involving cash:
Depreciation	1,026	953
Unrealized (gain) loss on derivative financial instrument	318	(243)
Deferred income taxes	(95)	3
Amortization of deferred financing fees	8	104
Stock-based compensation	90	45
Change in non-cash operating working capital:
Accounts receivable	4,964	2,190
Inventories	(3,216)	(92)
Prepaid expenses	48	266
Income taxes payable	(16)	(173)
Accounts payable	(1,286)	554
Accrued liabilities	355	(1,392)
	1,772	1,436
Financing:
Net repayment of revolving credit facility	(1,239)	(369)
Principal payment of capital lease obligations	(357)	(367)
	(1,596)	(736)
Investing:
Purchase of property, plant and equipment	(451)	(263)
	(451)	(263)
Increase (decrease) in cash	(275)	437
Cash, beginning of period	5,447	3,295
Cash, end of the period	$ 5,172	$ 3,732

Note 1: Revised from amounts previously filed to adjust for prior period errors. More information is included in our Quarter Report on Form 10-Q.

Supplementary Information:

Reconciliation of Adjusted EBITDA		Note 1

	Three months ended
	March 29, 2015	March 30, 2014

Net earnings (loss)	$ (424)	$ (779)
Add:
Stock Compensation Expense	$ 90	$ 45
Interest	310	394
Unrealized (gain)/loss on derivative instrument	318	(243)
Income tax expense	77	183
Depreciation	1,026	953
Restructuring charges	--	670
Adjusted EBITDA	1,397	1,223

Note 1: Revised from amounts previously filed to adjust for prior period errors. More information is included in our Quarter Report on Form 10-Q.
CONTACT: Investor Relations Information:
         Blair McInnis
         Corporate Controller
         Telephone: (905) 413.1222
         Email: blair.mcinnis@smtc.com

         Public Relations Information:
         Tom Reilly
         Director of Marketing
         Telephone: (905) 413.1188
         Email: publicrelations@smtc.com